Exhibit 3.1

FIRST UNITED CORPORATION

FIRST AMENDMENT TO BYLAWS, AS AMENDED ON SEPTEMBER 25, 2024

Adopted on November 12, 2025

The Bylaws of First United Corporation, a Maryland corporation, as restated on September 25, 2024 (the “Bylaws”), are hereby amended as follows:

1.             SECTION 2 of ARTICLE III of the Bylaws is deleted in its entirety and the following is substituted in lieu thereof:

SECTION 2. Powers and Duties of the Chairman of the Board. The Board of Directors may authorize and empower the Chairman of the Board to serve as the chief executive officer of the Corporation, and, in such case, the Chairman of the Board shall have general charge and control of all its business affairs and properties and the general powers and duties of supervision and management usually vested in the chief executive officer. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors, except as provided in Section 6 of ARTICLE I hereof, and shall have all general powers conferred by these Bylaws or by law, including the power to sign, execute and deliver in the name and on behalf of the Corporation all authorized bonds, contracts and other obligations of the Corporation. The Chairman of the Board shall be ex-officio a member of all the standing committees, except any audit or examining committee. The Chairman of the Board shall do and perform such other duties as may, from time to time, be assigned to him by the Board of Directors.

2.             SECTION 3 OF ARTICLE III of the Bylaws is deleted in its entirety and the following is substituted in lieu thereof:

SECTION 3. Powers and Duties of the President. The President shall supervise the carrying out of the policies adopted or approved by the Board of Directors. He shall have general executive powers as well as those specific powers and duties as may be conferred upon or assigned to him by the Board of Directors. If the Chairman of the Board has not been authorized and empowered to serve as the chief executive officer of the Corporation as provided in Section 2 of this ARTICLE III and the Board of Directors has not appointed a separate chief executive officer of the Corporation, then the President shall serve as the chief executive officer of the Corporation. In the case of the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board shall be performed by the President.